Exhibit 10.13

MEMBERSHIP INTEREST TRANSFER AGREEMENT

THIS MEMBERSHIP INTEREST TRANSFER AGREEMENT (this “Agreement”) is made as of this 31st day of August, 2009, by and between LEAF Equipment Finance Fund 4, L.P., a Delaware limited partnership (“LEAF 4”), and LEAF Equipment Leasing Income Fund III, L.P., a Delaware limited partnership (“LEAF III”).

BACKGROUND

A.     LEAF III owns 51% of the membership interests in LEAF Funding, LLC, a Delaware limited liability company (“LLC”).

B.     LEAF 4 owns 49% of the membership interests in LLC.

C.     LEAF III desires to sell, and LEAF 4 desires to purchase, membership interests of LLC in an amount equal to Eight Million Five Hundred Thousand Dollars of Net Equity (as defined below) in LLC pursuant and subject to the terms and conditions set forth herein. The foregoing membership interests to be transferred from LEAF III to LEAF 4 are sometimes hereinafter called the “Transferred Interests.”

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, LEAF 4 and LEAF III, intending to be legally bound, hereby agree as follows:

1.     Sale and Purchase of Transferred Interests. Upon the terms and subject to the conditions set forth in this Agreement, LEAF III hereby irrevocably sells, assigns, transfers and delivers to LEAF 4, and LEAF 4 hereby purchases, all of LEAF III’s right, title and interest in and to the Transferred Interests, free and clear of all liens, encumbrances, security interests, pledges, options, claims and rights of others of any nature whatsoever. As of the date hereof, LEAF III and LEAF 4 estimate that the Transferred Interests equal 46%. As promptly as practicable, but no later than thirty (30) days from the date hereof, LEAF III shall deliver to LEAF 4 sufficient financial information to determine the exact amount of the Transferred Interests and thereafter Exhibit A to LLC’s limited liability company agreement shall be modified accordingly.

2.     Consideration. The purchase price of the Transferred Interests shall be EIGHT MILLION FIVE HUNDRED THOUSAND DOLLARS ($8,500,000.00) (the “Purchase Price”). The Purchase Price shall be divided by the Net Equity of LLC to determined the exact amount of the Transferred Interests. The term “Net Equity” shall mean the total assets of LLC less the total liabilities of LLC (excluding derivative liabilities at fair value) as of the date hereof.

3.     Costs. LEAF 4 and LEAF III shall be solely responsible for their own respective costs and expenses (including without limitation legal and accounting fees) incurred in connection with the transactions contemplated by this Agreement. It is acknowledged that there will be no broker’s commission, finder fee or similar fee payable in connection with this transaction.

4.     Further Assurance. At any time and from time to time after the date hereof, LEAF 4 or LEAF III shall promptly execute and deliver all such further agreements, certificates, instruments and documents, or perform such further actions, as may be requested, in order to fully consummate the transactions contemplated hereby regarding the sale of the Transferred Interests and carry out the purposes and intent of this Agreement.

5.     Entire Agreement. This Agreement and the other documents referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and undertakings among the parties (whether oral or written) with respect to its subject matter.

6.     Parties in Interest. This Agreement is binding upon, inures to the benefit of, and is enforceable by the parties hereto, and their respective heirs, executors, personal representatives, successors and assigns. No party hereto may assign its or his rights or delegate its or his obligations hereunder without the written consent of the other party hereto.

7.     Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.     Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without in any way affecting the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.     Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

10.     Waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

By: LEAF Asset Management, LLC, its general partner

By:	/s/ Crit DeMent
Name:	Crit DeMent
Title:	CEO

LEAF EQUIPMENT FINANCE FUND 4, L.P.

By: LEAF Asset Management, LLC, its general partner

By:	/s/ Miles Herman
Name:	Miles Herman
Title:	President and COO

3